Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Common Stock Dividend for Second Quarter 2017

NEW YORK, March 27, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that it intends to continue paying monthly dividends at an annualized rate of $2.13 per share or $0.5325 per share on a quarterly basis (as adjusted to reflect GNL’s reverse stock split completed on February 28, 2017). Dividends will be paid on a monthly basis to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, in each case, unless such date is a non-business day.

Accordingly, on April 13, 2017, May 15, 2017 and June 15, 2017, GNL will pay a dividend of $0.1775 per share to stockholders of record at the close of business on April 7, 2017, May 8, 2017 and June 8, 2017, respectively.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017, and in future filings with the SEC. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500